Exhibit 14

CODE OF ETHICS

OF
NUBIA BRAND INTERNATIONAL CORP.

Adopted: __________, 2021

The Board of Directors (the “Board”) of Nubia Brand International Corp. (the “Company”) has adopted this Code of Ethics (this “Code”) to provide value for our stockholders; and

●	To encourage honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

●	To prompt full, fair, accurate, timely and understandable disclosure;

●	To comply with applicable laws and governmental rules and regulations;

●	To prompt internal reporting of violations of this Code;

●	To protect the Company’s legitimate business interests, including corporate opportunities, assets and confidential information; and

●	To deter wrongdoing.

All directors, officers, employees and independent contractors of the Company are expected to be familiar with this Code and to adhere to the principles and procedures set forth in this Code. For purposes of this Code, all directors, officers, employees and independent contractors are referred to collectively as “employees” or “you” throughout this Code.

I. Honest and Ethical Conduct

All directors, officers, employees and independent contractors owe duties to the Company to act with integrity. Integrity requires, among other things, being honest and ethical. This includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Deceit and subordination of principle are inconsistent with integrity.

All directors, officers, employees and independent contractors have the following duties:

●	To conduct business with professional courtesy and integrity, and act honestly and fairly without prejudice in all commercial dealings;

●	To work in a safe, healthy and efficient manner, using skills, time and experience to the maximum of abilities;

●	To comply with applicable Company policies and job requirements, and adhere to a high standard of business ethics;

●	To observe both the form and spirit of laws, governmental rules, regulations and accounting standards;

●	Not to knowingly make any misleading statements to any person or to be a party to any improper practice in relation to dealings with or by the Company;

●	To ensure that Company resources and properties are used properly;

●	To maintain the confidentiality of information where required or consistent with Company policies; and

●	Not to disclose information or documents relating to the Company or its business, other than as required by law, not to make any unauthorized public comment on Company affairs and not to misuse any information about the Company or its associates, and not to accept improper or undisclosed material personal benefits from third parties as a result of any transaction or transactions of the Company.

II. Conflicts of Interest

A “conflict of interest” arises when an individual’s personal interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has personal interests that may make it difficult to perform his or her Company work objectively and effectively.

There are a variety of situations in which a conflict of interest may arise. While it would be impractical to attempt to list all possible situations, some common types of conflicts may be:

●	To serve as a director, employee or contractor for a company that has a business relationship with, or is a competitor of the Company;

●	To have a financial interest in a competitor, supplier or customer of the Company;

●	To receive improper personal benefits from a competitor, supplier or customer, as a result of any transaction or transactions of the Company;

●	To accept financial interest beyond entertainment or nominal gifts in the ordinary course of business, such as a meal or a coffee mug;

●	To present at a conference where the conference sponsor has a real or potential business relationship with the Company (e.g. vendor, customer, or investor), and, the conference sponsor offers travel or accommodation arrangements or other benefits materially in excess of the Company’s standard; or

●	To use for personal gain, rather than for the benefit of the Company, an opportunity that is offered to you solely in your capacity as an employee, officer or director of the Company and that is one that the Company is legally and contractually permitted to undertake and that is otherwise reasonable for the Company to pursue.

Fidelity or service to the Company should never be subordinated to or dependent on personal gain or advantage. Conflicts of interest should be avoided.

In most cases, anything that would constitute a conflict for a director, officer or employee also would present a conflict if it is related to a member of his or her family.

Interests in other companies, including potential competitors and suppliers, that are purely for management of the other entity, or where an otherwise questionable relationship is disclosed to the Board and any necessary action is taken to ensure there will be no effect on the Company, are not considered conflicts unless otherwise determined by the Board.

Evaluating whether a conflict of interest exists can be difficult and may involve a number of considerations. Please refer to other policies for further information. We also encourage you to seek guidance from our Chief Executive Officer or Chief Financial Officer when you have any questions or doubts.

III. Related-Party Transactions

The Company shall avoid, wherever possible, all Related-Party Transactions (as defined below) that could result in actual or potential conflicts of interests, except if in accordance with the approval process and guidelines included below.

“Related-Party Transactions” are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company or any of the Company’s subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of the Company’s common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b) (each, a “Related Party”), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

Approval Process and Guidelines.

●	Each director and executive officer shall identify, any Related-Party Transaction involving a Related Party and inform the Audit Committee of the Board (the “Audit Committee”) before the Company may engage in the transaction with a Related Party. Each of the Company’s directors and officers shall complete a directors’ and officers’ questionnaire that elicits information about Related-Party Transactions.

●	In the event that the Company proposes to enter into, or materially amend, a Related-Party Transaction, the Chief Executive Officer or Chief Financial Officer shall present such Related-Party Transaction to the Audit Committee for review and consideration. The presentation to the Audit Committee shall include, to the extent reasonably available, a description of (a) all of the parties thereto, (b) the interests, direct or indirect, of any Related Party in the transaction in sufficient detail so as to enable the Audit Committee to fully assess such interests, (c) a description of the purpose of the transaction, (d) all of the material facts of the proposed Related-Party Transaction, including the proposed aggregate value of such transaction, or, in the case of indebtedness, the amount of principal that would be involved, (e) the benefits to the Company of the proposed Related-Party Transaction, (f) if applicable, the availability of other sources of comparable products or services, (g) an assessment of whether the proposed Related-Party Transaction is on terms that are comparable to the terms available to or from, as the case may be, unrelated third parties and (h) the recommendation of the Chief Executive Officer or Chief Financial Officer with respect to the proposed Related-Party Transaction.

A Related-Party Transaction shall require, by the Audit Committee and a majority of the Company’s disinterested and independent directors, who had access at the Company’s expense to the Company’s attorneys or independent legal counsel, prior approval and a determination that the terms of such Related-Party Transaction are no less favorable to the Company than those that would be available to the Company with respect to such a transaction from unaffiliated third parties.

●	Any Related-Party Transaction, if not a Related-Party Transaction when originally consummated, or if not initially identified as a Related-Party Transaction prior to consummation, shall be submitted to the Audit Committee and a majority of the Company’s disinterested and independent directors for review and, if applicable, approved in accordance with the review and oversight policies set forth above as soon as reasonably practicable.

●	Notwithstanding the foregoing, the Company shall not consummate its initial business combination (a “Business Combination”) with an entity that is affiliated with any of the Company’s officers, directors or other insiders, unless the Company has obtained (i) an opinion from an independent investment banking or accounting firm as to the fair market value of the target business and that the Business Combination is fair to the Company’s unaffiliated stockholders from a financial point of view, (ii) the approval of the Audit Committee and (iii) the approval of a majority of the Company’s disinterested and independent directors.

●	In no event will the Company’s insiders or any of the members of the Company’s management team be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

IV. Disclosure

Each director, officer or employee, to the extent involved in the Company’s disclosure process, including the Chief Executive Officer or Chief Financial Officer is required to be familiar with the Company’s disclosure controls and procedures applicable to him or her so that the Company’s public reports and documents comply in all material respects with the applicable securities laws and rules. In addition, each such person having direct or supervisory authority regarding these securities filings or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosures.

Each director, officer or employee, to the extent involved in the Company’s disclosure process must:

●	Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

●	Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations.

V. Compliance

It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations in the performance of their duties for the Company, including those relating to accounting and auditing matters and insider trading.

The Board endeavors to ensure that the directors, officers and employees of the Company act with integrity and observe the highest standards of behavior and business ethics in relation to their corporate activities.

Specifically, directors, officers and employees must:

●	Comply with the law;

●	Act in the best interests of the Company;

●	Be responsible and accountable for their actions; and

●	Observe the ethical principles of fairness, honesty and truthfulness, including disclosure of potential conflicts.

Generally, it is against Company policies for any individual to profit from undisclosed information relating to the Company or any other company in violation of insider trading or other laws. Anyone who is aware of material nonpublic information relating to the Company, our customers, or other companies may not use the information to purchase or sell securities in violation of securities laws.

If you are uncertain about the legal rules involving your purchase or sale of any Company securities or any securities in companies that you are familiar with by virtue of your work for the Company, you should consult with the Chief Executive Officer or Chief Financial Officer before making any such purchase or sale. Other policies issued by the Company also provide guidance as to certain of the laws, rules and regulations that apply to the Company’s activities.

VI. Reporting and Accountability

The Board has the authority to interpret this Code in any particular situation. Any director, officer or employee who becomes aware of any violation of this Code is required to notify the Chief Executive Officer or Chief Financial Officer promptly.

Any questions relating to how these policies should be interpreted or applied should be addressed to the Chief Executive Officer or Chief Financial Officer. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest, as discussed in Section II of this Code, should be discussed with the Chief Executive Officer or Chief Financial Officer. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with the Chief Executive Officer or Chief Financial Officer to prevent possible misunderstandings and embarrassment at a later date.

Each director, officer or employee must:

●	Notify the Chief Executive Officer or Chief Financial Officer promptly of any existing or potential violation of this Code; and

●	Not retaliate against any other director, officer or employee for reports of potential violations.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

●	The Chief Executive Officer or Chief Financial Officer, as appropriate, will take all appropriate action to investigate any violations reported. In addition, the Chief Executive Officer or Chief Financial Officer as appropriate, shall report each violation and alleged violation involving a director or an executive officer to the Chairman of the Board. To the extent he or she deems appropriate, the Chairman of the Board shall participate in any investigation of a director or executive officer. After the conclusion of an investigation of a director or executive officer, the conclusions shall be reported to the Board.

●	The Board will conduct such additional investigation as it deems necessary. The Board will determine whether a director or executive officer has violated this Code. Upon being notified that a violation has occurred, the Chief Executive Officer or Chief Financial Officer as the case may be, will take such disciplinary or preventive action as deemed appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of appropriate law enforcement authorities.

VII. Corporate Opportunities

Employees, officers and directors are prohibited from taking (or directing to a third party) a business opportunity that is offered to them solely in their capacity as an employee, officer or director of the Company and that is one that the Company is legally and contractually permitted to undertake and that is otherwise reasonable for the Company to pursue, unless the Company has already been offered the opportunity and turned it down.

Sometimes, the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Employees, officers and directors who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with the Chief Executive Officer or Chief Financial Officer.

VIII. Confidentiality

In carrying out the Company’s business, employees, independent contractors, officers and directors often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Employees, independent contractors, officers and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of our Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

IX. Fair Dealing

Our core value of operating is based on responsiveness, openness, honesty and trust with our members, business partners, employees and stockholders. We do not seek competitive advantages through illegal or unethical business practices. Each employee, officer and director should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

IX. Protection and Proper Use of Company Assets

All employees, officers and directors should protect the Company’s assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes. Theft, carelessness and waste have a direct impact on our profit.

XI. Waivers and Amendments

From time to time, the Company may waive provisions of this Code. Any employee or director who believes that a waiver may be called for should discuss the matter with the Chief Executive Officer or Chief Financial Officer.

Any waiver of the Code for officers or directors of the Company may be made only by the Board and must be promptly disclosed to stockholders along with the reasons for such waiver in a manner as required by applicable law or the rules of the applicable stock exchange. Any amendment or waiver of any provision of this Code must be approved in writing by the Board or, if appropriate, its delegate(s) and promptly disclosed pursuant to applicable laws and regulations.

Any waiver or modification of the Code for the Chief Executive Officer or Chief Financial Officer will be promptly disclosed to stockholders if and as required by applicable law or the rules of the applicable stock exchange.

The Company is committed to continuously reviewing and updating its policies, and therefore reserves the right to amend this Code at any time, for any reason, subject to applicable law.